Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lyra Therapeutics, Inc.

Watertown, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 14, 2020, except for Note 13 b and c, which are as of April 27, 2020, relating to the consolidated financial statements of Lyra Therapeutics, Inc. and subsidiary, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

April 27, 2020